Exhibit (l)(ii)

SHARE PURCHASE AGREEMENT

ALPS VARIABLE INVESTMENT TRUST

On behalf of its series, Ibbotson MVP ETF Portfolio and ALPS/Alerian Energy Infrastructure Portfolio (the “Funds”)

This Agreement is made effective as of the      day of             , 2013 between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and ALPS Variable Investment Trust, a Delaware statutory trust (the “Trust”), on behalf of the Funds.

WHEREAS, each Fund wishes to sell to ALPS, and ALPS wishes to purchase from the Fund, shares of beneficial interest of each class of shares of the Fund in the amount listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Funds.

NOW, THEREFORE, the parties hereto agree as follows:

1. Simultaneously with the execution of this Agreement, ALPS is delivering to the Funds payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

By:	Jeremy O. May
Its:	President

ALPS VARIABLE INVESTMENT TRUST

By:	David T. Buhler
Its:	Secretary

Appendix A

Class I Shares

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Ibbotson MVP ETF Portfolio	1	$10.00	$10
ALPS/Alerian Energy Infrastructure Portfolio	1	$10.00	$10

Class II Shares

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Ibbotson MVP ETF Portfolio	1	$10.00	$10

Class III Shares

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Ibbotson MVP ETF Portfolio	1	$10.00	$10
ALPS/Alerian Energy Infrastructure Portfolio	1	$10.00	$10